Exhibit 99.1



                           KANEB PIPE LINE COMPANY LLC
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                   (With Independent Auditors' Report Thereon)

                        Independent Auditors' Report



The Board of Directors
Kaneb Pipe Line Company LLC:


We have audited the accompanying consolidated balance sheets of Kaneb Pipe Line Company LLC and subsidiaries (the Company) as of December 31, 2002 and 2001. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP


February 25, 2003, except as to note 10, which is as of March 21, 2003

                           KANEB PIPE LINE COMPANY LLC
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001


                                                                                      2002                2001
                                                                             -------------------  ------------------
       Assets
Current assets:
     Cash and cash equivalents                                               $        22,814,000  $        8,635,000
     Accounts receivable (net of allowance for doubtful accounts
         of $3,724,000 in 2002 and $653,000 in 2001)                                  61,835,000          32,890,000
     Inventories                                                                      12,863,000           8,402,000
     Prepaid expenses and other                                                        8,923,000           2,777,000
                                                                             -------------------  ------------------
             Total current assets                                                    106,435,000          52,704,000
                                                                             -------------------  ------------------
Receivable from affiliates, net                                                       19,273,000           7,214,000

Property and equipment                                                             1,288,960,000         639,291,000
Less accumulated depreciation                                                        196,684,000         157,895,000
                                                                             -------------------  ------------------
             Net property and equipment                                            1,092,276,000         481,396,000

Investment in affiliates                                                              25,604,000          22,252,000

Excess of cost over fair value of net assets of acquired
     businesses and other assets                                                      15,780,000          12,726,000
                                                                             -------------------  ------------------
                                                                             $     1,259,368,000  $      576,292,000
                                                                             ===================  ==================
      Liabilities and Member's Equity
  Current liabilities:
     Accounts payable                                                        $        31,672,000  $       14,877,000
     Accrued expenses                                                                 36,160,000          17,558,000
     Accrued interest payable                                                          7,902,000             567,000
     Accrued distribution payable to outside non-controlling
         partners in KPP's net income                                                 15,878,000          11,392,000
     Deferred terminaling fees                                                         6,246,000           6,515,000
                                                                             -------------------  ------------------
             Total current liabilities                                                97,858,000          50,909,000
                                                                             -------------------  ------------------
  Long-term debt                                                                     699,037,000         268,177,000

  Long-term payables and other liabilities                                            34,222,000          19,416,000

  Interest of outside non-controlling partners in KPP                                316,631,000         168,219,000

  Commitments and contingencies

  Member's equity:
     Member's investment                                                             111,316,000          70,067,000
     Accumulated other comprehensive income (loss) -
         foreign currency translation adjustment                                         304,000            (496,000)
                                                                             -------------------  ------------------
         Total member's equity                                                       111,620,000          69,571,000
                                                                             -------------------  ------------------
                                                                             $     1,259,368,000  $      576,292,000
                                                                             ===================  ==================


             See accompanying notes to consolidated balance sheets.

                           Kaneb Pipe Line Company LLC
                                and subsidiaries

                      Notes to Consolidated Balance Sheets

                           December 31, 2002 and 2001



(1)  Summary of Significant Accounting Policies

     Kaneb Pipe Line Company LLC (the Company) is a wholly owned subsidiary of Kaneb Services LLC (KSL). Prior to June 29, 2001, the Company was wholly owned by Kaneb Services, Inc. (Kaneb). On November 27, 2000, the Board of Directors of Kaneb authorized the distribution of its pipeline, terminaling and product marketing businesses (the Distribution) to its stockholders. On June 29, 2001, the Distribution was completed, with each shareholder of Kaneb receiving one common share of KSL for each three shares of Kaneb's common stock held on June 20, 2001, the record date for the Distribution. Effective June 29, 2001, the Company became a limited liability company, with its income, for federal and state purposes, taxed at the Member's level instead of the Company paying such taxes (see note 4).

     The following significant accounting policies are followed by the Company in the preparation of the consolidated balance sheets.

          (a) Principles of Consolidation

               The consolidated balance sheets include the accounts of the Company and its subsidiaries and Kaneb Pipe Line Partners, L.P.
               (KPP). The Company controls the operations of KPP through its 2% general partner interest and a 20% (at December 31, 2002) limited partner interest. KPP operates its businesses through Kaneb Pipe Line Operating Partnership, L.P. (KPOP), a limited partnership in which KPP holds a 99% interest as limited partner. All significant intercompany transactions and balances are eliminated in consolidation.

          (b) Cash and Cash Equivalents

               The  Company's   policy  is  to  invest  cash  in  highly  liquid
               investments with original maturities of three months or less. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

          (c) Inventories

               Inventories consist primarily of petroleum products purchased for resale in the products marketing business and are valued at the lower of cost or market. Cost is determined using the weighted average cost method.

          (d) Property and Equipment

               Property and equipment are carried at historical cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets (see Note 5). The rates used for pipeline and certain storage facilities, which are subject to regulation, are the same as those which have been promulgated by the Federal Energy Regulatory Commission.

               Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on the consolidated balance sheets of the Company. Under SFAS No. 144, the carrying value of KPP's property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists. To the extent impairment is indicated to exist, an impairment loss will be recognized by KPP based on fair value.

          (e)  Revenue and Income Recognition

               The pipeline business provides pipeline transportation of refined petroleum products, liquified petroleum gases, and anhydrous ammonia fertilizer. Pipeline revenues are recognized as services are provided. KPP's terminaling services business provides terminaling and other ancillary services. Storage fees are billed one month in advance and are reported as deferred income. Terminaling revenues are recognized in the month services are provided. Revenues for the product marketing business are recognized when product is sold and title and risk pass to the customer.

          (f)  Sales of Securities by Subsidiaries

               The Company recognizes gains and losses resulting from subsidiary sales of additional equity interest, including KPP limited partnership units, to unrelated parties.

          (g)  Foreign Currency Translation

               The Company translates the balance sheets of KPP's foreign subsidiary using year end exchange rates. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of accumulated other comprehensive income (loss) in Member's equity.

          (h)  Excess  of  Cost  Over  Fair  Value  of Net  Assets  of  Acquired
               Businesses

               Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates the amortization for goodwill (excess of cost over fair value of net assets of acquired businesses) and other intangible assets with indefinite lives. Under SFAS No. 142, intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. At December 31, 2002, the Company had no intangible assets subject to amortization under SFAS No. 142. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. SFAS No. 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit's goodwill is determined by allocating the unit's fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. Based on valuations and analysis performed by the Company at initial adoption date and at December 31, 2002, the Company determined that the implied fair value of its goodwill exceeded carrying value and, therefore, no impairment charge was necessary.

          (i)  Environmental Matters

               KPP environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or KPP's commitment to a formal plan of action.

          (j)  KPP Cash Distributions

               KPP makes quarterly distributions of 100% of its available cash, as defined in its partnership agreement, to holders of limited partnership units and the Company. Available cash consists generally of all the cash receipts of KPP, plus the beginning cash balance, less all of its cash disbursements and reserves.

          (k)  Derivative Instruments

               The Company follows the provisions of SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities," which establishes the accounting and reporting standards for such activities. Under SFAS No. 133, companies must recognize all derivative instruments on its balance sheets at fair value. Changes in the value of derivative instruments, which are considered hedges, are offset against the change in fair value of the hedged item through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. SFAS No. 133 requires that unrealized gains and losses on derivatives not qualifying for hedge accounting be recognized currently in earnings. The Company was not a party to any derivative contracts at December 31, 2002.

          (l)  Estimates

               The preparation of the Company's consolidated balance sheets, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated balance sheets. Actual amounts could differ from those estimates.

          (m)  Recent Accounting Pronouncements

               The FASB has issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which establishes requirements for the removal-type costs associated with asset retirements. The Company is currently assessing the impact of SFAS No. 143, which must be adopted in 2003.

               In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which requires all restructurings initiated after December 31, 2002 be recorded when they are incurred and can be measured at fair value. The Company is currently assessing the impact of SFAS No. 146, which must be adopted in 2003.

               In November of 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107, and a rescission of FASB Interpretation No. 34." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002 and have been adopted. Management of the Company believes that the application of this interpretation will have no effect on the consolidated financial statements of the Company.

               In January of 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This interpretation addressed the consolidation by business enterprises of variable interest entities as defined in the interpretation. The interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The interpretation requires certain disclosures in financial statements issued after January 31, 2003. Management of the Company believes that the application of this interpretation will have no effect on the consolidated financial statements of the Company.

(2)  Public Offering of Units by KPP

     In November of 2002, KPP issued 2,095,000 limited partnership units in a public offering at $33.36 per unit, generating approximately $66.7 million in net proceeds. The offering proceeds were used to reduce KPP bank borrowings for the November 2002 fertilizer pipeline acquisition (see Notes 3 and 6).

     In May of 2002, KPP issued 1,565,000 limited partnership units in a public offering at a price of $39.60 per unit, generating approximately $59.1 million in net proceeds. A portion of the offering proceeds were used to fund KPP's September 2002 acquisition of the Australia and New Zealand terminals (see Note 3).

     In January of 2002, KPP issued 1,250,000 limited partnership units in a public offering at $41.65 per unit, generating approximately $49.7 million in net proceeds. The proceeds were used to reduce the amount of indebtedness outstanding under KPP's revolving credit agreement (see Note
     6).


(3)  Acquisitions

     On December 24, 2002, KPP acquired a 400-mile petroleum products pipeline and four terminals in North Dakota and Minnesota from Tesoro Refining and Marketing Company for approximately $100 million in cash, subject to normal post-closing adjustments. The acquisition was funded with KPP bank debt maturing in January of 2004 (see Note 6). At December 31, 2002, the final valuation of the acquired assets and liabilities has not been completed and, accordingly, the Company has recorded a preliminary allocation of the purchase price based on the estimated fair value. Based on the preliminary purchase price allocation, no amounts are assigned to goodwill or to other intangible assets.

     On November 1, 2002, KPP acquired an approximately 2,000-mile anhydrous ammonia pipeline system from Koch Pipeline Company, L.P. for approximately $139 million in cash. This fertilizer pipeline system originates in southern Louisiana, proceeds north through Arkansas and Missouri, and then branches east into Illinois and Indiana and north and west into Iowa and Nebraska. The acquisition was funded by KPP bank debt maturing in January of 2004 (see Note 6). At December 31, 2002, the final valuation of the acquired assets and liabilities has not been completed and, accordingly, the Company has recorded a preliminary allocation of the purchase price based on the estimated fair value. Based on the preliminary purchase price allocation, no amounts are assigned to goodwill or to other intangible assets.

     On September 18, 2002, KPP acquired eight bulk liquid storage terminals in Australia and New Zealand from Burns Philp & Co. Ltd. for approximately $47 million in cash. At December 31, 2002, the final valuation of the acquired assets and liabilities has not been completed and, accordingly, the Company has recorded a preliminary allocation of the purchase price based on the estimated fair value. Based on the preliminary purchase price allocation, no amounts are assigned to goodwill or to other intangible assets.

     On February 28, 2002, KPP acquired all of the liquids terminaling subsidiaries of Statia Terminals Group NV (Statia) for approximately $178 million in cash (net of acquired cash). The acquired Statia subsidiaries had approximately $107 million in outstanding debt, including $101 million of 11.75% notes due in November 2003. The cash portion of the purchase price was funded by KPP's revolving credit agreement and proceeds from KPOP's February 2002 public debt offering (see Note 6). In April of 2002, KPP redeemed all of Statia's 11.75% notes at 102.938% of the principal amount, plus accrued interest. The redemption was funded by KPP's revolving credit facility.

     Based on the valuations performed, no amounts were assigned to goodwill or to other tangible assets. A summary of the allocation of the Statia purchase price is as follows:

      Current assets                                                          $        10,898,000
      Property and equipment                                                          320,008,000
      Other assets                                                                         53,000
      Current liabilities                                                             (39,052,000)
      Long-term debt                                                                 (107,746,000)
      Other liabilities                                                                (5,957,000)
                                                                                 -------------------
                    Purchase price                                            $       178,204,000
                                                                                 ===================

     In connection with the acquisition of Statia, KPP has adopted, and is in the final stages of implementing, a plan to relocate and integrate Statia's businesses with KPP's existing operations. The plan, which provides for the severance and/or relocation of certain administrative and operating employees and activities, will be fully implemented in early 2003. Costs of $13.9 million incurred in the implementation of the plan, which are recorded in the allocation of the Statia purchase price, include employee severance benefits, relocation costs and lease costs. At December 31, 2002, $7.9 million was accrued by KPP for such costs.

     On January 3, 2001, KPP, through a wholly-owned subsidiary, acquired Shore Terminals LLC (Shore) for $107 million in cash and 1,975,090 KPP limited partnership units (valued at $56.5 million on the date of agreement and its announcement). Financing for the cash portion of the purchase price was supplied under KPP's $275 million unsecured revolving credit agreement, with a group of banks (see Note 6). The acquisition has been accounted for, beginning in January 2001, using the purchase method of accounting.

(4)  Income Taxes

     Certain KPP terminaling operations are conducted through separate taxable wholly owned corporate subsidiaries. KPP has recorded a net deferred tax liability of $17.8 million and $6.1 million as of December 31, 2002 and 2001, respectively, which is associated with these subsidiaries.

     Prior to June 29, 2001, the Company participated with Kaneb in filing a consolidated federal income tax return. Effective on June 29, 2001, the Company became a pass-through entity with its income, for federal and state purposes, taxed at the Member's level instead of the Company paying such taxes. As a result of the change in tax status of the Company, all deferred income tax assets and liabilities relating to temporary differences were eliminated.

     On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement requires a subsidiary of KPP, which was acquired with Statia on February 28, 2002, to pay a 2% rate on taxable income, as defined, or a minimum payment of 500,000 Netherlands Antilles guilders ($0.3 million) per year. This agreement further provides that any amounts paid in order to meet the minimum annual payment will be available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income. During 1999, the subsidiary and representatives appointed by the governments of the Netherlands Antilles and St. Eustatius completed a draft of a new agreement applicable to the subsidiary and certain affiliates and submitted the draft for approval to each government. The draft as submitted called for the new agreement to be effective retroactively from January 1, 1998, through December 31, 2010, with extension provisions to 2015. The subsidiary has proposed certain modifications to the 1999 draft including extension of the expiration of the new agreement to January 1, 2026 to match certain Netherlands Antilles legislation. The subsidiary has accrued amounts which may become payable should the new agreement become effective. On November 1, 2002, the subsidiary received a new draft agreement submitted on behalf of the government of St. Eustatius only, which was formally rejected by the subsidiary. The subsidiary is continuing discussions with representatives of the governments of the Netherlands Antilles and St. Eustatius, but the ultimate outcome cannot be predicted at this time. The subsidiary continues to honor the provisions of the expired Free Zone and Profit Tax Agreement and make payments, as required, under the agreement.

(5)  Property and Equipment

     The cost of property and equipment as of December 31, 2002 and 2001 is summarized as follows:

                                                         Estimated          December 31,             December 31,
                                                          useful
                                                       life (years)             2002                     2001
                                                      ----------------   --------------------     --------------------
Land                                                        --           $     72,152,000         $     43,005,000
Buildings                                                  25-35               27,574,000               10,849,000
Pipeline and terminaling equipment                         15-40            1,032,914,000              534,292,000
Marine equipment                                           15-30               84,641,000                       --
Machinery and equipment                                    15-40               34,880,000               32,750,000
Furniture and fixtures                                     5-16                 8,075,000                4,092,000
Transportation equipment                                    3-6                 5,414,000                5,092,000
Construction work-in-progress                               --                 23,310,000                9,211,000
                                                                         --------------------     --------------------
              Total property and equipment                                  1,288,960,000              639,291,000

Less accumulated depreciation                                                 196,684,000              157,895,000
                                                                         --------------------     --------------------
              Net property and equipment                                 $  1,092,276,000         $    481,396,000
                                                                         ====================     ====================

(6)  Long-Term Debt

     Long-term debt as of December 31, 2002 and 2001 is summarized as follows:

                                                                               December 31,          December 31,
                                                                                   2002                  2001
                                                                            -------------------   --------------------
KPP $275 million revolving credit facility, due in
    January of 2004                                                         $    243,000,000      $    238,900,000
KPP $250 million 7.75% senior unsecured notes, due in February of 2012           250,000,000                  --
KPP bridge facility, due in January of 2004                                      175,000,000                  --
KPP Term loans, due in January of 2004                                            26,330,000            23,724,000
Revolving credit facility of subsidiary, due in April of 2005                      4,707,000             5,553,000
                                                                            -------------------   --------------------
              Total long-term debt                                          $    669,037,000      $    268,177,000
                                                                            ===================   ====================

     KPP has a credit agreement with a group of banks that, as amended, provides for a $275 million unsecured revolving credit facility through January 2, 2004. The credit facility, which is without recourse to the Company, bears interest at variable rates and has a variable commitment fee on unutilized amounts. The credit facility contains certain financial and operational covenants, including limitations on investments, sales of assets and transactions with affiliates, and, absent an event of default, the covenants do not restrict distributions to the Company or to other partners. At December 31, 2002, KPP was in compliance with all covenants. In January 2001, proceeds from the facility were used to repay in full KPP's $128 million of mortgage notes. An additional $107 million was used to finance the cash portion of KPP's 2001 Shore acquisition (see Note 3). At December 31, 2002, $243.0 million was drawn on the facility at an interest rate of 2.18%.

     In February of 2002, KPOP issued $250 million of 7.75% senior unsecured notes due February 15, 2012. The net proceeds from the public offering, $248.2 million, were used to repay the KPP's revolving credit agreement and to partially fund the Statia acquisition (see Note 3). Under the note indenture, interest is payable semi-annually in arrears on February 15 and August 15 of each year. The notes, which are without recourse to the Company, are redeemable, as a whole or in part, at the option of KPOP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to the Company or to other partners. At December 31, 2002, KPP was in compliance with all covenants.

     On December 24, 2002, KPP entered into a $175 million unsecured bridge loan agreement with a group of banks in connection with its 2002 pipeline acquisitions. The bridge loan agreement, as amended, expires in January of 2004 and is without recourse to the Company. The bridge loan agreement bears interest at variable rates (2.67% at December 31, 2002) and contains certain operational and financial covenants and, absent an event of default, the covenants do not restrict distributions to the Company or to other partners. KPP expects to repay the bridge loan with additional KPP bank borrowings and/or public unit or debt offerings.

     KPP, through two wholly owned subsidiaries, has a credit agreement with a bank that provides for the issuance of term loans in connection with its 1999 United Kingdom terminal acquisition. The term loans ($26.3 million at December 31, 2002), with a fixed rate of 7.25%, are due in January of 2004. The term loans under the credit agreement, as amended, are unsecured and are pari passu with the $275 million revolving credit facility. The term loans, which are without recourse to the Company, also contain certain financial and operational covenants. At December 31, 2002, KPP was in compliance with all covenants.

     The Company's product marketing subsidiary has a credit agreement with a bank that, as amended, provides for a $20 million revolving credit facility through April of 2005. The credit facility bears interest at variable rates, has a commitment fee of 0.25% per annum on unutilized amounts and contains certain financial and operational covenants. At December 31, 2002, the subsidiary was in compliance with all covenants. The credit facility, which is without recourse to the Company, is secured by essentially all of the tangible and intangible assets of the products marketing business, and by 500,000 KPP limited partnership units. At December 31, 2002, $4.7 million was drawn on the facility.

(7)  Commitments and Contingencies

     The following is a schedule by years of future minimum lease payments under KPP's operating leases as of December 31, 2002:

      Year ending December 31,
          2003                              $         6,805,000
          2004                                        3,097,000
          2005                                          841,000
          2006                                          612,000
          2007                                          412,000
          Thereafter                                    360,000
                                            -------------------
            Total minimum lease payments    $        12,127,000
                                            ===================

     The operations of KPP are subject to Federal, state and local laws and regulations in the United States and the United Kingdom relating to protection of the environment. Although KPP believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by KPP. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of KPP, could result in substantial costs and liabilities to KPP. KPP has recorded an undiscounted reserve for environmental claims in the amount of $18.7 million at December 31, 2002, including $12.6 million related to acquisitions of pipelines and terminals. During 2002 and 2001, respectively, KPP incurred $2.4 million and $5.2 million of costs related to such acquisition reserves and reduced the liability accordingly.

     The asset purchase agreement entered into by a subsidiary of the Company in connection with the 1998 acquisition of its product marketing business includes a provision for an earn-out based on annual operating results of the acquired business for a five-year period ending March 2003. In 2000, $211,000 was paid under the earn-out provision and included as additional purchase price.

     Certain subsidiaries of KPP acquired with Statia (see Note 3) are parties to a 1996 agreement with Praxair, Inc. (Praxair) wherein Praxair has agreed to pay certain environmental costs related to the Point Tupper, Nova Scotia, Canada facility. Based on investigations conducted and information available to date, the potential cost for future remediation and compliance for these matters is estimated at approximately $7.3 million, substantially all of which KPP believes is the responsibility of Praxair.

     Certain subsidiaries of KPP were sued in a Texas state court in 1997 by Grace Energy Corporation (Grace), the entity from which KPP's subsidiaries acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the Otis pipeline or the pipeline), ceased operations in 1973 and was abandoned not later than 1976, when the connecting terminal was sold to an unrelated entity. Grace alleged that subsidiaries of KPP acquired the abandoned pipeline, as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of KPP's subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

     At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 -- 15 years before KPP's subsidiaries acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from the subsidiaries on its claims seeking recovery of remediation costs. Although KPP's subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by KPP's subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of the subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of more than $1.5 million. Both KPP's subsidiaries and Grace have appealed the trial court's final judgment to the Texas Court of Appeals in Dallas. In particular, the subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

     On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay against actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, KPP's subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

     The Otis Air Force Base is a part of the Massachusetts Military Reservation (MMR Site), which has been declared a Superfund Site pursuant to CERCLA. The MMR Site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. KPP's subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and KPP's subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

     By letter  dated July 26, 2001,  the United  States  Department  of Justice
     (DOJ) advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government's response costs at the two spill areas discussed above. The DOJ relied in part on the judgment by the Texas state court that, in the view of the DOJ, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believes it has incurred costs exceeding $40 million, and expects to incur future costs exceeding an additional $22 million, for remediation of the two spill areas. KPP believes that its subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government's positions and declining to reimburse any response costs. The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government's claims and to exchange information related to such claims. Additional exchanges of information are expected to occur in the future and additional meetings may be held to discuss possible resolution of the Government's claims without litigation.

     On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (PEPCO) ruptured. Work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner. PEPCO has reported that it has incurred total cleanup costs of $70 million to $75 million. PEPCO probably will continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas. Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services' insurance carriers. ST Services and PEPCO have not, however, reached a final agreement regarding ST Services' proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services' share of the remediation expense, but ST believes that such amount will be covered by insurance and therefore will not materially adversely affect KPP's financial condition.

     As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act (OPA) and Maryland common law. The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation. A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge. The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs' attorneys. The settlement has been consummated and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed. Participating claimants' claims have been settled and dismissed with prejudice. A number of class members elected not to participate in the settlement, i.e., to "opt out," thereby preserving their claims against PEPCO and ST Services. All non-participant claims except one have been settled for immaterial amounts with ST Services' portion of such settlements provided by its insurance carrier. ST Services' insurance carrier has assumed the defense of the continuing action and ST Services believes that the carrier would assume the defense of any new litigation by a non-participant in the settlement, should any such litigation be commenced. While KPP cannot predict the amount, if any, of any liability it may have in the continuing action or in other potential suits relating to this matter, it believes that the current and potential plaintiffs' claims will be covered by insurance and therefore these actions will not have a material adverse effect on its financial condition.

     PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects. This process was completed in mid-2002. ST Services' insurer has paid ST Services' agreed 50 percent share of these assessment costs. In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the Federal and State trustees' claims for natural resource damages. The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs. The federal court entered the Consent Decree as a final judgment on December 31, 2002. PEPCO and ST have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree. ST Services' insurance carrier funded ST Services' payment.

     The U.S. Department of Transportation (DOT) has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies. ST Services and PEPCO have contested the DOT allegations and the proposed penalty. A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. ST Services does not anticipate any further hearings on the subject and is still awaiting the DOT's ruling.

     By letter dated January 4, 2002, the Attorney General's Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill. The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million. A settlement of this claim was reached in mid-2002 under which ST Services' insurer will pay a total of slightly more than $1 million in installments over a five year period. PEPCO also reached a settlement of these claims with the State of Maryland. Accordingly, KPP believes that this matter will not have a material adverse effect on its financial condition.

     On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other causes of action, a declaratory judgment as to ST Services' legal obligations, if any, to reimburse PEPCO for costs of the oil spill. On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of the oil spill. Both parties have pending motions to dismiss the other party's suit. KPP believes that any costs or damages resulting from these lawsuits will be covered by insurance and therefore will not materially adversely affect KPP's financial condition.

     The Company, primarily KPP, has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position or results of operations of the Company.

(8)  Related-Party Transactions

     KSL is entitled to reimbursement of all direct and indirect costs related to the business activities of the Company. These costs include compensation and benefits for officers and employees of the Company and KSL, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. Additionally, the Company participates in the KSL defined contribution benefit plan which covers substantially all domestic employees and provides for varying levels of employer matching.

(9)  Fair Value of Financial Instruments and Concentration of Credit Risk

     The estimated fair value of all debt as of December 31, 2002 and 2001 was approximately $714 million and $268 million, as compared to the carrying value of $699 million and $268 million, respectively. These fair values were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. These estimates are not necessarily indicative of the amounts that would be realized in a current market exchange. The Company had no derivative financial instruments at December 31, 2002.

     The Company markets and sells its services to a broad base of customers and performs ongoing credit evaluations of its customers. The Company does not believe that it has a significant concentration of credit risk at December 31, 2002, as its accounts receivable are generated from three business segments with customers located throughout the United States and in various foreign countries.

(10) Subsequent Event

     On March 21, 2003, KPP issued 3,000,000 limited partnership units in a public offering at $36.54 per unit, generating approximately $104.8 million in net proceeds. The proceeds will be used to reduce the amount of indebtedness under KPP's bridge facility.